Exhibit 99.1

Infinera Appoints Brad Feller as Senior Vice President of Finance

Mr. Feller Will Assume Role of Chief Financial Officer on March 1, 2014

Sunnyvale, CA - January 13, 2014 - Infinera (NASDAQ: INFN), a provider of Intelligent Transport Networks™, announced today the appointment of Brad Feller as Senior Vice President of Finance. He joins Infinera following more than five years in senior finance positions at Marvell Technology Group, a leading fabless semiconductor company. Mr. Feller most recently served as Marvell’s interim chief financial officer.

It was also announced that effective March 1, 2014, Mr. Feller will become Infinera’s CFO, replacing Ita Brennan, who previously announced her resignation effective February 28, 2014. Ms. Brennan will continue to direct Infinera’s finance activities as CFO until her departure date.

“Brad’s management experience with large, publicly-held technology companies will enable the smooth transition in financial leadership at Infinera and be a valuable asset to us as we continue on a path of solid execution and growth. His success in guiding strong financial organizations and processes adds to the depth of our executive leadership team,” said Tom Fallon, chief executive officer.

“I am delighted to be joining Infinera and a team of outstanding professionals. The Company is well positioned to continue its strong performance in the growing 100G optical upgrade cycle and I am eager to begin contributing to our financial strength and direction,” said Brad Feller, Senior Vice President of Finance.

Prior to Marvell, Mr. Feller served as the corporate controller of Integrated Device Technology and in various roles at Ernst & Young LLP in the high technology practice serving large multinational clients which included Intel, Juniper Networks and Oracle. He is a Certified Public Accountant (inactive) in the State of California and holds a Bachelor of Science degree in Business Administration from San Jose State University.

Contacts:
Media: Anna Vue	Infinera Investors: Jenifer Kirtland
916-595-8157	408-543-8139
avue@infinera.com	jkirtland@infinera.com

About Infinera
Infinera is a leader in Intelligent Transport Networks. Intelligent Transport Networks help carriers exploit the increasing demand for cloud-based services and data center connectivity as they advance into the Terabit Era. Infinera is unique in its use of breakthrough semiconductor technology to deliver large scale Photonic Integrated Circuit (PICs) and the application of PICs to vertically integrated optical networking solutions that deliver the industry’s only commercially available 500 Gb/s FlexCoherent super-channels. Infinera Intelligent Transport Network solutions include the DTN-X, DTN and ATN platforms. Find more at www.infinera.com.
This press release contains forward-looking statements about Infinera’s business. These forward looking statements are based on our current expectations. Actual results may vary materially from these expectations as a result of various risks and uncertainties. Further information about these risks and uncertainties, and other risks and uncertainties that affect our business, is contained in the risk factors section and other sections of our annual report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2013, as well subsequent reports filed with or furnished to the SEC. These reports are available on our website at www.infinera.com and the SEC’s website at www.sec.gov. Infinera assumes no obligation to, and does not currently intend to, update any such forward-looking statements.